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                                                                       EXHIBIT 5


                                  May 15, 1998

MultiMedia Access Corporation
2665 Villa Creek Drive
Suite 200
Dallas, TX  75234

       Re:  MultiMedia Access Corporation - Employee Stock Purchase Plan

Dear Sirs:

         With reference to the registration statement on Form S-8 (the "Registration Statement") which MultiMedia Access Corporation (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 250,000 shares of Common Stock (par value $0.0001 per share) of the Company ("the "Shares") which are to be offered pursuant to the MultiMedia Access Corporation Employee Stock Purchase Plan (the "Plan"), we are of the opinion that:

(1) the Company is a Corporation duly organized and validly existing under the laws of the State of Delaware.

(2) All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plan and the offering and sale of Shares thereunder, will be legally issued, fully paid and non-assessable.

         We have examined originals, or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               /s/ John S. Stoppelman
                               -----------------------------------
                               John S. Stoppelman